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                                                                   EXHIBIT 10.13

                              DIGITAL IMPACT, INC.
                            177 BOVET ROAD, SUITE 200
                               SAN MATEO, CA 94402

January 1, 2001

[Executive]
c/o Digital Impact, Inc.
177 Bovet Road, Suite 200
San Mateo, CA 94402

                               RETENTION AGREEMENT

Dear [Executive]:

       Digital Impact, Inc. and its subsidiaries (collectively, the "COMPANY") considers it essential to the best interests of its stockholders to foster the continuous employment of key management personnel. Further, the Board of Directors of the Company (the "BOARD") recognizes that the possibility of a change in control exists, and that such possibility, and the uncertainty and questions that it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its stockholders.

       The Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the management of the Company, including you, to their assigned duties without distraction in the face of potentially disturbing circumstances arising from any possible change in control of the Company.

       In order to induce you to remain in the employ of the Company, the Company agrees that you will receive the benefits set forth in this letter agreement (this "AGREEMENT") in the event your employment with the Company is terminated following a Change in Control (as defined on Schedule A) under the circumstances described below.

       1. TERMINATION FOLLOWING CHANGE IN CONTROL. If a Change in Control occurs, you will be entitled to the benefits provided in Section 2 hereof upon the subsequent termination of your employment by the Company without Cause (as defined on Schedule A) or by you for Good Reason (as defined on Schedule A) during the nine-month period following such Change in Control (the "COVERED Period"). Any purported termination of your employment by the Company or by you shall be communicated by a Notice of Termination to the other party hereto in accordance with Section 6(e) hereof. For purposes of this Agreement, a "NOTICE OF TERMINATION" shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated.


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       2. COMPENSATION UPON TERMINATION.

       (a) Severance Benefits. If your employment by the Company is terminated during the Covered Period by the Company without Cause or by you for Good Reason, then you shall be entitled to the following benefits:

              (i) Severance. The Company shall pay you in a cash lump sum within fifteen (15) days following the effective date of your termination of employment (the "DATE OF TERMINATION") the full amount of any earned but unpaid base salary through the Date of Termination, plus a cash payment for all bonuses and sales commissions earned but unpaid (as reasonably determined by the Company) and unused vacation time which you may have accrued as of the Date of Termination. In addition, the Company shall pay you in a cash lump sum, within fifteen (15) days following the Date of Termination, an amount (the "SEVERANCE PAYMENT") equal to six (6) months of your annual base salary on the Termination Date (without giving effect to any salary reductions which constitute Good Reason). The Severance Payment shall be in lieu of any other severance payments which you are entitled to receive under any other severance pay plan or arrangement sponsored by the Company or any of its subsidiaries.

              (ii) Benefit Continuation. You and your eligible dependents may elect to continue group health, dental and vision coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"). Provided that you and/or your eligible dependents are eligible for and elect continuation coverage pursuant to COBRA, the Company will reimburse you and your eligible dependents for COBRA premiums until the earlier of (i) six (6) months from the termination date; or (ii) the date you or your dependents, as applicable, are no longer eligible to receive continuation coverage pursuant to COBRA. You and your dependents shall be responsible for payment of your COBRA premiums for the remaining COBRA period.

       (b) Equity. If your employment is terminated during the Covered Period by the Company without Cause or by you for Good Reason, your unvested Company stock options or shares of Company common stock shall become vested in an amount equal to the number of such options and shares that would have otherwise vested had your employment continued for a period of twelve (12) months following your Date of Termination.

       (c) No Mitigation. You shall not be required to mitigate the amount of any payment or benefit provided for in this Section 2 by seeking other employment or otherwise.

       (d) Withholding. All payments and benefits will be subject to applicable withholding.

       3. CERTAIN LIMITATIONS.

       (a) Pooling-of-Interests Accounting. In the event of a merger or consolidation of the Company with another entity which is intended to qualify for pooling-of-interests accounting under United States Generally Accepted Accounting Principles pursuant to Accounting Principles Board Opinion No. 16 or any successor opinion, and the Company's independent accountants determines, by written opinion delivered to the Board, that a payment or benefit hereunder would prohibit the merger or consolidation from qualifying for treatment as a pooling-of-interests transaction, then such payment or benefit shall be reduced to the extent necessary, in


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the opinion of the Company's independent accountants, for the transaction to achieve such accounting treatment.

       (b) Golden Parachute Excise Taxes. Notwithstanding anything herein to the contrary, if any payment or benefit hereunder or otherwise payable to you constitutes a "parachute payment" (as defined in Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the "CODE")), and the net after-tax amount of any such parachute payment is less than the net after-tax amount if the aggregate payments and benefits to be made to you were three times your "base amount" (as defined in Section 280G(b)(3) of the Code), less $1.00, then the aggregate of the amounts constituting the parachute payments shall be reduced to an amount equal to three times your base amount, less $1.00. The determinations to be made with respect to this Section 3(b) (other than any determination as to which parachute payments shall be reduced, which shall be made by you in your sole discretion) shall be made by the Company's independent accountants, which shall be paid by the Company for the services to be provided hereunder. For purposes of making the calculations required by this Section, the accountants may make reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. You and the Company shall furnish to the accountants such information and documents as the accountants may reasonably request in order to make a determination under this Section.

       4. SUCCESSORS; BINDING AGREEMENT.

       (a) Assumption by Successor. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle you to compensation from the Company in the same amount and on the same terms as you would be entitled hereunder if you had terminated your employment for Good Reason following a Change in Control, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, "the Company" shall mean the Company as hereinbefore defined and any successor to its business or assets which assumes and agrees to perform this Agreement by operation of law, by agreement or otherwise.

       (b) Enforceability by Beneficiaries. This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amount would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or, if there is no such designee, to your estate.

       5. ARBITRATION.

       (a) Procedure. Any dispute or controversy arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach, or termination thereof, shall be settled by binding arbitration to be held in San Mateo County, California, in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association (the "RULES"). The arbitrator may grant


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injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator's decision in any court having jurisdiction. The arbitrator(s) shall apply California law to the merits of any dispute or claim, without reference to conflicts of law rules. The arbitration proceedings shall be governed by federal arbitration law and by the Rules, without reference to state arbitration law. You hereby consent to the personal jurisdiction of the state and federal courts located in California for any action or proceeding arising from or relating to this Agreement or relating to any arbitration in which the parties are participants.

       (b) At-Will Employment. You understand that nothing in this Section modifies your at-will employment status. Either party can terminate the employment relationship at any time, with or without Cause.

       (c) Acknowledgment. You have read and understand this Section, which discusses arbitration. You understand that submitting any claims arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach or termination thereof to binding arbitration, constitutes a waiver of your right to a jury trial and relates to the resolution of all disputes relating to all aspects of the employer/employee relationship, including, but not limited to, the following claims:

              (i) Any and all claims for wrongful discharge of employment, breach of contract, both express and implied, breach of the covenant of good faith and fair dealing, both express and implied, negligent or intentional infliction of emotional distress, negligent or intentional misrepresentation, negligent or intentional interference with contract or prospective economic advantage and defamation.

              (ii) Any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act, the California Fair Employment and Housing Act, and Labor Code Section 201, et seq; and

              (iii) Any and all claims arising out of any other laws and regulations relating to employment or employment discrimination.

       6. MISCELLANEOUS.

       (a) Amendments; Waivers. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

       (b) Entire Agreement. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party that are not expressly set forth in this Agreement and this Agreement shall supersede all prior agreements, negotiations, correspondence, undertakings and communications of the parties, oral or written, with respect to the subject matter hereof.


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       (c) Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California.

       (d) Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

       (e) Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to Digital Impact, Inc., 177 Bovet Road, Suite 200, San Mateo, CA 94402; Attn.: General Counsel, or to you at your address as set forth in the records of the Company, or to such other address as either party may furnish to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

       (f) Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

       (g) No Contract of Employment. Nothing in this Agreement shall be construed as giving you any right to be retained in the employ of the Company or any subsidiary.

       (h) Headings. The headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the parties to this Agreement.


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       If this letter sets forth our agreement on the subject matter hereof, kindly sign and return to the Company the enclosed copy of this letter which will then constitute our agreement on this subject.

Sincerely,

DIGITAL IMPACT, INC.



By:
   ---------------------------------
   William C. Park
   Chief Executive Officer



AGREED:


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                                   SCHEDULE A

                                   DEFINITIONS

       "CAUSE" shall mean the willful engaging by you in criminal or fraudulent acts or gross misconduct that is demonstrably and materially injurious to the Company, monetarily or otherwise. No act or failure to act on your part shall be deemed "willful" unless done or omitted to be done by you not in good faith and without reasonable belief that your action or omission was in the best interest of the Company. Notwithstanding the foregoing, you shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to you a copy of a resolution duly adopted by the affirmative vote of not less than three quarters (3/4) of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice to you and an opportunity for you, together with your counsel, to be heard before the Board), finding that in the good faith opinion of the Board you were guilty of conduct set forth above in the first sentence of this subsection and specifying the particulars thereof in detail.

       "CHANGE IN CONTROL" shall mean the happening of any of the following:

              (i) The acquisition, other than from the Company, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT")) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of the then outstanding shares of common stock of the Company; provided, however, that any acquisition by (x) the Company or any of its subsidiaries, (y) any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its subsidiaries or (z) Institutional Venture Partners, Draper Fisher Jurvetson or any affiliate of either entity shall not constitute a Change in Control; or

              (ii) Individuals who, as of the date of this Agreement, constitute the Board (the "INCUMBENT BOARD") cease for any reason to constitute at least a majority of the Board, provided that any individual becoming a director subsequent to the date hereof whose election or nomination for election by the Company's shareholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act); or

              (iii) Completion of a reorganization, merger or consolidation (a "BUSINESS COMBINATION"), in each case, with respect to which all or substantially all of the individuals and entities who were the beneficial owners of the Company's common stock immediately prior to such Business Combination do not own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the corporation resulting from such Business Combination; or

              (iv) A complete liquidation or dissolution of the Company or a sale or other disposition of all or substantially all of the assets of the Company other than to a


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       corporation with respect to which, following such sale or disposition, owns more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors; or

       "GOOD REASON" shall mean, without your express written consent, any of the following:

              (i) A material and detrimental alteration in your responsibilities from those in effect immediately prior to the Change in Control; or

              (ii) A reduction by the Company in your annual base salary as in effect on the date hereof or as the same may be increased from time to time; a reduction in your annual bonus target (expressed as a percentage of base salary) below the target in effect for you immediately prior to the Change in Control; or any adverse change in your long-term incentive opportunities in comparison to those in effect prior to the Change in Control; or

              (iii) The relocation of the office of the Company where you are employed at the time of the Change in Control to a location which is more than 35 miles away from such office or the Company's requiring you to be based more than 35 miles away from such office (except for required travel on the Company's business to an extent substantially consistent with your customary business travel obligations in the ordinary course of business prior to the Change in Control); or

              (iv) The failure by the Company to continue to provide you with benefits at least as favorable, in the aggregate, as those enjoyed by you under any of the Company's retirement, life insurance, medical, health and accident, disability or savings plans in which you were participating at the time of the Change in Control; or

              (v) The failure of the Company to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement, as contemplated in Section 4 hereof or, if the business of the Company for which your services are principally performed is sold at any time after a Change in Control, the purchaser of such business shall fail to agree to provide you with the same or a comparable duties, compensation and benefits as provided to you by the Company immediately prior to the Change in Control; or

              (vi) Any purported termination of your employment that is not effected pursuant to a Notice of Termination satisfying the requirements of Section 1 (and, if applicable, the requirements set out in the definition of "Cause"); for purposes of this Agreement, no such purported termination shall be effective.


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